                                   EXHIBIT 1

                             Joint Filing Agreement
                          (Pursuant to Rule 13d-1(f))


          In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Shoney's, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing. Each party to this Joint Filing Agreement expressly authorizes Raymond D. Schoenbaum to file on such party's behalf any and all amendments to such Statement. Each such party undertakes to notify Raymond D. Schoenbaum of any changes giving rise to an obligation to file an amendment to Schedule 13D and it is understood that in connection with this Statement and all amendments thereto each such party shall be responsible only for information supplied by such party.

          In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this 25th day of July, 1997.


                                       /s/ Betty J. Schoenbaum
                                       ---------------------------
                                       Betty J. Schoenbaum


                                       /s/ Raymond D. Schoenbaum
                                       ---------------------------
                                       Raymond D. Schoenbaum


                                       /s/ Joann Schoenbaum Miller
                                       ---------------------------
                                       Joann Schoenbaum Miller


                                       Schoenbaum Corporation

                                          By: /s/ Betty J. Schoenbaum
                                              -----------------------
                                              Betty J. Schoenbaum,
                                                 President


                                       Schoenbaum Ventures L.P.

                                          By: Schoenbaum Corporation,
                                                 General Partner


                                          By: /s/ Betty J. Schoenbaum
                                              -----------------------
                                              Betty J. Schoenbaum,
                                                 President


                               Page 13 of 15 Pages
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

                                  EXHIBIT 2


                      IN THE UNITED STATES DISTRICT COURT
                     FOR THE MIDDLE DISTRICT OF TENNESSEE
                              NASHVILLE DIVISION

SHONEY'S, INC.,                              )
                                             )
        Plaintiff and Counterdefendant,      )
                                             )
v.                                           )
                                             )
RAYMOND D. SCHOENBAUM and                    )
BETTY J. SCHOENBAUM,                         )
                                             )     Civil Action No. 3-97-0686
        Defendants, Counterplaintiffs and    )
        Third-Party Plaintiffs,              )
                                             )
v.                                           )
                                             )
C. STEPHEN LYNN, DENNIS C.                   )
BOTTORFF, CAROLE F. HOOVER,                  )
VICTORIA B. JACKSON and                      )
H. CAL TURNER, JR.                           )
                                             )
        Third-Party Defendants.              )


                                 AGREED ORDER
                                 ------------

        WHEREAS, Raymond D. Schoenbaum and Betty J. Schoenbaum (collectively, the "Schoenbaums") have filed a motion for a preliminary injunction seeking to require Shoney's, Inc. ("Shoney's") to hold a special meeting of shareholders on August 19, 1997; and

        WHEREAS, in response to demands by more than 10% of the outstanding shares of Shoney's common stock delivered to Shoney's on July 16, 1997, on July 22, 1997, the Special Committee of the Board of Directors set the date of the special meeting of Shoney's shareholders as September 25, 1997 and set the close of business on August 11, 1997 as the record date for said special meeting; and

                               Page 14 of 15 Pages
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

        WHEREAS, the Schoenbaums have requested that the aforesaid dates not be changed without order of the Court; and

        WHEREAS, Shoney's is agreeable to such request; and

        WHEREAS, the Schoenbaums have requested the production of certain corporate records by Shoney's; and

        WHEREAS, (i) Shoney's has agreed to produce the corporate records specified in the letter of its counsel dated July 21, 1997, (ii) Shoney's has agreed to promptly furnish to the Schoenbaum's all modifications, additions, deletions or amendments to such corporate records to the extent such documents are obtained by Shoney's, its agents or representatives, through the date of the special meeting of shareholders; and (iii) Shoney's has agreed to furnish the Daily Transfer List and the Cede List (as such terms are used in the July 21, 1997 letter of Shoney's counsel) on a weekly basis through the date of the special meeting of shareholders to the extent such documents are obtained by Shoney's, its agents or representatives; and

        WHEREAS, Shoney's has agreed to provide a copy of the list of Shoney's shareholders of record as of the August 11, 1997 record date as requested by Mr. Schoenbaum in his July 16, 1997 letter to Shoney's; and

        WHEREAS, Shoney's will appoint one or more individuals not employed by or affiliated with Shoney's or the Schoenbaums to serve as independent inspectors of the election at the special meeting of shareholders; and

        WHEREAS, Shoney's has agreed that it will not file a Form 12b-25 with respect to its Form 10-Q for the quarter ended August 3, 1997 and that such Form 10-Q will be filed with the Securities and Exchange Commission in a timely manner on or before the filing deadline (which the parties acknowledge is September 17, 1997); and

        WHEREAS, the parties desire to resolve their dispute about the date of the special meeting and production of corporate records to the Schoenbaums in order to avoid the time, expense and uncertainty of litigation, but without prejudice to their respective positions in the litigation;

        WHEREAS, the parties have agreed to dismiss their respective pleadings herein, without prejudice, and without concession as to the merits of their respective claims and will do so upon the entry of this Order; and

        WHEREAS, it appears to the Court that the parties have consented to the entry of this Order;

        Upon consideration of the foregoing agreements,

        IT IS SO ORDERED and the Court retains jurisdiction over this matter for purposes of enforcing the terms of the agreement recited above and adjudicating any disputes under this Order and none of the dates specified herein shall be changed except upon further order of this Court.


        ENTER:                         /s/ John Nixon
                                       ----------------------------
                                       United States District Judge


                              Page 15 of 15 Pages
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